SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS R SHARES OF THE

VICTORY PORTFOLIOS

Dated December 11, 1998 and Amended and Restated February 20, 2013

This Plan shall be adopted with respect to Class R Shares of the following series of Victory Portfolios:

	Fund Name	Rate*		Fund Name	Rate*
1	Victory Diversified Stock Fund	0.50%	16	Victory RS Mid Cap Growth Fund	0.50%
2	Victory Floating Rate Fund	0.50%	17	Victory RS Partners Fund	0.50%
3	Victory Global Energy Transition Fund	0.50%	18	Victory RS Science and Technology Fund	0.50%
4	Victory High Yield Fund	0.50%	19	Victory RS Select Growth Fund	0.50%
5	Victory INCORE Fund for Income	0.25%	20	Victory RS Small Cap Equity Fund	0.50%
6	Victory INCORE Low Duration Bond Fund	0.50%	21	Victory RS Small Cap Growth Fund	0.50%
7	Victory Integrity Discovery Fund	0.50%	22	Victory RS Value Fund	0.50%
8	Victory Integrity Small-Cap Value Fund	0.50%	23	Victory S&P 500 Index Fund	0.50%
9	Victory Munder Mid-Cap Core Growth Fund	0.50%	24	Victory Special Value Fund	0.50%
10	Victory Sophus Emerging Markets Fund	0.50%	25	Victory Strategic Allocation Fund	0.50%
11	Victory RS Global Fund	0.50%	26	Victory Sycamore Established Value Fund	0.50%
12	Victory RS Growth Fund	0.50%	27	Victory Sycamore Small Company Opportunity Fund	0.50%
13	Victory RS International Fund	0.50%
14	Victory RS Investors Fund	0.50%
15	Victory RS Large Cap Alpha Fund	0.50%

*Expressed as a percentage of the average daily net assets of each Fund attributed to its Class R Shares. As of December 6, 2022